Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Founder Adopts 10b5-1 Plan

FREMONT, Calif., Nov. 28, 2007 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that Dr. Morris Young, our founder and a member of our board of directors, has established a pre-arranged trading plan to sell shares of the company’s common stock over a designated period in accordance with rule 10b5-1 of the Securities and Exchange Commission.

Under the trading plan, during a seventeen month period commencing on December 1, 2007, Dr. Young plans to sell up to 700,000 shares of AXT common stock in open market transactions.  Transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.  The transactions are part of Dr. Young’s ongoing program of tax planning and asset diversification.

Rule 10b5-1 permits insiders to implement a written plan to sell stock when they are not in possession of material non-public information and continue to sell shares on a regular basis even if they receive such information subsequently.  Such plans establish predetermined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when, or whether to effect trades. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess inside information.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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